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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of DocuCorp, Inc. of our report dated September 20, 1996, relating to the financial statements of Image Sciences, Inc., which appear in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended July 31, 1996 listed under Item 21(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."

PRICE WATERHOUSE LLP

Dallas, Texas

April 17, 1997